Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date: April 24, 2006	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS RECORD THIRD QUARTER REVENUES AND EARNINGS;

RAISES FISCAL YEAR 2006 GUIDANCE;

INTRODUCES FISCAL YEAR 2007 GUIDANCE

PITTSBURGH, PA., April 24, 2006 — II-VI Incorporated (NASDAQ NMS: IIVI) today reported results for its third fiscal quarter ended March 31, 2006. Net earnings for the quarter were a record $7,450,000 ($0.25 per share-diluted). These results compare with net earnings of $5,805,000 ($0.19 per share-diluted) in the third quarter of last fiscal year. For the nine months ended March 31, 2006, net earnings were $19,379,000 ($0.65 per share-diluted). This compares with net earnings of $16,839,000 ($0.56 per share-diluted) for the same period last fiscal year.

Prior year net earnings and earnings per share have been restated to reflect the modified retrospective application of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (FAS 123(R)), which the Company adopted effective July 1, 2005. FAS 123(R) requires expensing the calculated fair value of incentive stock options and other equity compensation. In addition, all data for former periods cited in this press release have been adjusted to account for the two-for-one split of the Company’s common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005. The results for the nine months ended March 31, 2005 include four months of contributions from Marlow Industries, Inc., (Marlow) which was acquired by the Company in December 2004.

Bookings for the quarter increased 22% to $61,434,000 compared to $50,454,000 in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2006 increased 34% to $183,439,000 from $137,340,000 for the same period last year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 11% to a record $59,363,000 from $53,313,000 in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2006 increased 22% to $167,581,000 from $137,033,000 for the same period last fiscal year.

Francis J. Kramer, president and chief operating officer said, “We are very pleased to report our third quarter results which included record levels of revenues and earnings. In infrared optics, demand from both original equipment components and aftermarket replacement optics were at record levels and created our highest quarter ever of revenues in this business. The near-infrared optics business continued to manufacture products and accumulate finished inventory for a certain contract that we expect will result in higher levels of both revenues and earnings as customer shipments accelerate during the fourth quarter and the coming fiscal year. Our military infrared optics business improved its operational and financial performance over the first two quarters of this fiscal year and the year-ago quarter while lowering scrap costs. The Compound Semiconductor Group, which made its first positive contribution to II-VI earnings in the previous quarter of this fiscal year, more than doubled its profit contribution in the current quarter.”

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II-VI Incorporated

April 24, 2006

Kramer continued, “We believe the fourth quarter of this fiscal year should remain strong as we strive to achieve a new record level of revenues and have revised our guidance accordingly. We are introducing guidance for the fiscal year ending June 30, 2007 as part of this earnings announcement.”

Segment Bookings and Revenues

Bookings for the quarter for infrared optics increased 31% to $34.1 million from $26.1 million in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2006 for infrared optics increased 22% to $91.6 million from $75.2 million for the same period last fiscal year. Revenues for the quarter for infrared optics increased 22% to $32.4 million from $26.5 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2006 for infrared optics increased 20% to $88.0 million from $73.1 million for the same period last fiscal year.

Bookings for the quarter for near-infrared optics decreased 13% to $8.7 million from $10.0 million in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2006 for near-infrared optics increased 25% to $32.4 million from $26.0 million for the same period last fiscal year. Revenues for the quarter for near-infrared optics decreased 21% to $6.9 million from $8.7 million in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2006 for near-infrared optics decreased 8% to $22.9 from $24.8 million for the same period last fiscal year.

Bookings for the quarter for military infrared optics increased 37% to $6.3 million from $4.6 million in the third quarter of the last fiscal year. Bookings for the nine months ended March 31, 2006 for military infrared optics increased 32% to $20.5 million from $15.5 million for the same period last fiscal year. Revenues for the quarter for military infrared optics increased 31% to $7.7 million from $5.9 million in the third quarter of the last fiscal year. Revenues for the nine months ended March 31, 2006 for military infrared optics increased 15% to $21.8 million from $19.0 million for the same period last fiscal year.

Bookings for the quarter for the “Compound Semiconductor Group” (primarily the Marlow subsidiary, eV PRODUCTS division, and the Wide Bandgap Materials group) were $12.3 million and increased 26% compared to $9.8 million in the third quarter of the last fiscal year. Bookings for the nine months ended March 31, 2006 for these same groups were $39.6 million, including $29.1 million from Marlow, compared to $20.6 million for the same period last fiscal year, which included $10.4 million from Marlow. Revenues for the quarter from these groups were $12.4 million and increased 2% compared to $12.2 million in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2006 for these same groups were $34.9 million, including $25.6 million from Marlow, compared to $20.2 million for the same period last fiscal year, which included $11.6 million from Marlow.

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II-VI Incorporated

April 24, 2006

Outlook

For the fourth fiscal quarter ending June 30, 2006, the Company currently forecasts revenues to range from $61 million to $63 million and earnings per share to range from $0.24 to $0.28. Comparable results for the quarter ended June 30, 2005 were revenues of $57 million and earnings per share of $0.22. For the fiscal year ending June 30, 2006, the Company expects revenues to range from $229 million to $231 million and earnings per share to range from $0.89 to $0.93. Comparable results for the year ended June 30, 2005 were revenues of $194 million and earnings per share of $0.78. For the fiscal year ending June 30, 2007, the Company expects revenues to range from $257 million to $265 million and earnings per share to range from $1.00 to $1.07.

Earnings per share guidance for the quarter ending June 30, 2006, fiscal year ending June 30, 2006 and fiscal year ending June 30, 2007 as well as split-adjusted prior year amounts reflect implementation of FAS 123(R). FAS 123(R) requires expensing the calculated fair value of incentive stock options and other equity compensation. This non-cash stock option charge currently is expected to reduce earnings per share by approximately $0.02 in the fourth quarter ending June 30, 2006, approximately $0.07 in the fiscal year ending June 30, 2006 and approximately $0.09 to $0.11 in the fiscal year ending June 30, 2007. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, April 25, 2006 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=33111. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

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II-VI Incorporated

April 24, 2006

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully continue to integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks; (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended March 31,
	2006	2005(1)
Revenues

Net sales	$56,642	$51,193
Contract research and development	2,721	2,120

	59,363	53,313

Costs, Expenses & Other (Income) Expense

Cost of goods sold	32,960	30,763
Contract research and development	2,095	1,704
Internal research and development	1,604	1,410
Selling, general and administrative	11,212	11,080
Interest expense	458	421
Other (income), net	(164)	(16)

	48,165	45,362

Earnings Before Income Taxes	11,198	7,951

Income Taxes	3,748	2,146

Net Earnings	$7,450	$5,805

Diluted Earnings Per Share	$0.25	$0.19

Average Shares Outstanding - Diluted	29,931	29,961

(1)	The results for the three months ended March 31, 2005 have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.” Net earnings and diluted earnings per share were reduced by $456 and $0.02, respectively.

II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Nine Months Ended March 31,
	2006	2005(1)
Revenues

Net sales	$160,599	$130,472
Contract research and development	6,982	6,561

	167,581	137,033

Costs, Expenses & Other (Income) Expense

Cost of goods sold	95,677	74,701
Contract research and development	5,052	4,928
Internal research and development	5,481	4,042
Selling, general and administrative	34,012	30,433
Interest expense	1,313	572
Other (income), net	(1,562)	(710)

	139,973	113,966

Earnings Before Income Taxes	27,608	23,067

Income Taxes	8,229	6,228

Net Earnings	$19,379	$16,839

Diluted Earnings Per Share	$0.65	$0.56

Average Shares Outstanding - Diluted	29,952	29,921

(1)	The results for the nine months ended March 31, 2005 have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.” Net earnings and diluted earnings per share were reduced by $1,174 and $0.04, respectively.

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

($000)

	March 31, 2006	June 30, 2005(1)
Assets

Current Assets
Cash and cash equivalents	$24,316	$21,675
Accounts receivable, net	39,712	35,985
Inventories	50,305	44,916
Deferred income taxes	7,151	6,960
Other current assets	2,227	2,202

Total Current Assets	123,711	111,738

Property, Plant & Equipment, net	79,078	77,900
Goodwill	42,586	39,537
Investment	2,323	2,249
Other Intangible Assets, net	14,645	16,332
Other Assets	5,570	4,922

	$267,913	$252,678

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$10,754	$10,073
Current portion of long-term debt	7,553	3,801
Other current liabilities	28,058	24,010

Total Current Liabilities	46,365	37,884

Long-Term Debt—less current portion	29,439	41,180

Other Liabilities, primarily deferred income taxes	11,806	13,143

Shareholders’ Equity	180,303	160,471

	$267,913	$252,678

(1)	June 30, 2005 balance sheet has been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment.”

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited)

($000)

The following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and non-cash charges.

The segment earnings and other financial information presented below have been restated to reflect the modified retrospective application of the fair value recognition provisions of SFAS 123(R) “Share-Based Payment,” as applicable.

Segment Information

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Revenues
Infrared Optics	$32,365	$26,497	$87,970	$73,075
Near-Infrared Optics	6,886	8,708	22,867	24,768
Military Infrared Optics	7,707	5,876	21,806	18,971
Compound Semiconductor Group	12,405	12,232	34,938	20,219

Total Revenues	$59,363	$53,313	$167,581	$137,033

Segment earnings (loss)
Infrared Optics	$10,836	$8,080	$26,653	$22,337
Near-Infrared Optics	(279)	655	792	1,652
Military Infrared Optics	411	(366)	(495)	273
Compound Semiconductor Group	524	(13)	409	(1,333)

Total Segment Earnings	$11,492	$8,356	$27,359	$22,929

Other Selected Financial Information

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
EBITDA	$15,401	$11,825	$40,368	$32,636
Cash paid for capital expenditures	$3,112	$3,719	$12,684	$11,694
Net borrowings (payments) on indebtedness	$(2,887)	$(2,135)	$(7,813)	$26,040
Incentive stock option and other equity compensation expense, pre-tax	$682	$625	$1,636	$1,608

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited) (cont.)

($000)

Reconciliation of Segment Earnings and EBITDA

to Earnings Before Income Taxes

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Total Segment Earnings	$11,492	$8,356	$27,359	$22,929
Interest expense	458	421	1,313	572
Other (income), net	(164)	(16)	(1,562)	(710)

Earnings before income taxes	$11,198	$7,951	$27,608	$23,067

EBITDA	$15,401	$11,825	$40,368	$32,636
Interest expense	458	421	1,313	572
Depreciation and amortization	3,745	3,453	11,447	8,997

Earnings before income taxes	$11,198	$7,951	$27,608	$23,067

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